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                                                                    Exhibit 23.2

                         Independent Auditors' Consent

The Board of Directors
Finger Lakes Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-4, as amended, of First Niagara Financial Group, Inc. of our report dated January 15, 2002 relating to the consolidated statements of financial condition of Finger Lakes Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Finger Lakes Bancorp, Inc. We also consent to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP
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November 12, 2002
Syracuse, New York